Exhibit 10.3

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”) is made and entered into as of August 8, 2024, by and among (i) DRF Logistics, LLC, a Delaware limited liability company (“DRF Logistics”), and DRF, LLC, a Texas limited liability company, as proposed debtors and debtors-in-possession (“DRF” and, together with DRF Logistics, the “Debtors”) and (ii) Pitney Bowes Inc., a Delaware corporation (“PBI”), and Pitney Bowes International Holdings, Inc., a Delaware corporation (“PBIH”) (collectively, the “PBI Entities”).  Each Debtor and each of the PBI Entities may be referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, prior to August 8, 2024, PBI and PBIH were, respectively, the indirect and direct corporate parents of the Debtors, and the PBI Entities and certain of their Affiliates and Representatives (each as defined below) from time to time supported the Debtors’ businesses, including, among other things, by providing cash management services, sharing corporate services, sharing employee costs, making available and sharing property useful for the Debtors’ businesses, funding the Debtors’ losses, and advancing funding to the Debtors, including pursuant to (a) that certain Term Loan Agreement, dated as of March 1, 2020 (as amended, restated, supplemented, or otherwise modified from time to time), by and between PBI as lender and DRF as borrower (the “Term Loan Agreement”), (b) that certain Amended and Restated Global Intercompany Note, dated as of July 31, 2023 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercompany Note”), by and among the signatories party thereto as borrowers and lenders, including the PBI Entities and the Debtors, as supplemented by that certain Letter Agreement, dated as of July 3, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Letter Agreement”), by and between PBIH, as lender, and the Debtors, as borrowers, and (c) allocations and accounting for cash to fund the Debtors’ business operations;

WHEREAS, prior to August 8, 2024, the Debtors, in their capacity as guarantors, were jointly and severally liable for, and subject to secured liens and claims in connection with, all amounts due and owing under that certain Credit Agreement, dated as of November 1, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among PBI as borrower, the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A. as administrative agent (in such capacity, the “JPM Agent”) (the “JPM Secured Debt Facility”);

WHEREAS,  prior to August 8, 2024, the Debtors, in their capacity as guarantors, were jointly and severally liable for, and subject to secured liens and claims in connection with, all amounts due and owing under that certain Note Purchase Agreement, dated as of July 31, 2023 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among PBI as issuer, Alter Domus (US) LLC as noteholder representative, certain of PBI’s subsidiaries as guarantors, and the noteholders from time to time party thereto, including noteholders advised by Oaktree Capital Management, L.P. (the “Oaktree Noteholders”) (the “Existing NPA Secured Debt Facility”);

WHEREAS, prior to August 8, 2024, the Debtors, in their capacity as guarantors, were jointly and severally liable for, and subject to claims in connection with, all amounts due and owing under that certain (a) Indenture, dated as of March 19, 2021 (as amended, restated, supplemented, or otherwise modified from time to time), by and among PBI as issuer, certain of PBI’s subsidiaries as guarantors, and Truist Bank as trustee, for the 6.875% Senior Notes due 2027, and (b) Indenture, dated as of March 19, 2021 (as amended, restated, supplemented, or otherwise modified from time to time), by and among PBI as issuer, certain of PBI’s subsidiaries as guarantors, and Truist Bank as trustee, for the 7.250% Senior Notes due 2029 (collectively, the “Unsecured Notes Indentures”);

WHEREAS, as a result of a number of factors, including the Debtors’ historic inability to generate sufficient cash flow to fully self-sustain their respective business operations, PBI, primarily through PBIH, has funded over $1.1 billion to the Debtors since 2015 to support their business operations and enable the Debtors to pay their vendors and service their customers;

WHEREAS, (a) DRF is liable to PBI under the Term Loan Agreement in the principal amount of $111,000,000, plus accrued interest, and (b) the Debtors are liable to PBIH under the Intercompany Note (as supplemented by the Letter Agreement) in the principal amount of $5,000,000 plus accrued and unpaid interest, fees, expenses, costs, charges, indemnities, and other obligations thereunder;

WHEREAS, there are accounting book entries from and between the Parties arising from the Parties’ participation in a company-wide cash management system where customer receipts were swept from DRF Logistics’ bank account in the ordinary course of business, amounts were paid on account of DRF’s incurrence of costs to operate and service DRF Logistics’ customer contracts in connection with the Debtors’ global ecommerce business, and such amounts were tracked to insure adequate funding was provided to DRF to satisfy costs incurred in the operation of the Debtors’ global ecommerce business, which each year resulted in a net equity contribution from PBIH into the Debtors to sustain their business operations;

WHEREAS, a robust and comprehensive marketing process was undertaken over a period of more than 8 months to sell the Debtors, or substantially all of the Debtors’ assets, as a going concern to one or more third parties with the assistance of J.P. Morgan Securities LLC, acting as investment banker;

WHEREAS, such marketing process did not result in any viable bids or any actionable transactions for the entirety of the Debtors’ business enterprise and as a result, on June 27, 2024, PBIH, as sole stockholder of DRF Logistics, reconstituted the board of managers of DRF Logistics (the “DRF Logistics Board”) and appointed two independent managers;

WHEREAS, upon its reconstitution, the DRF Logistics Board, with the assistance of the Debtors’ professional advisors, explored and evaluated potential alternatives for the Debtors, including the orderly winddown of the Debtors’ businesses outside of court or pursuant to cases under the Bankruptcy Code (as defined below);

WHEREAS, as part of their evaluation, the Debtors’ independent managers and the Debtors’ professional advisors also investigated (among other matters) the relationship and transactions among the Debtors, on one hand, and the PBI Entities and their non-Debtor Affiliates, on the other hand, including potential claims and causes of action the Debtors may have against the PBI Entities (the “Potential Claims”) and whether to prosecute, settle, release, discharge, or enter into any other agreement relating to the Potential Claims (collectively, the “Independent Investigation”);

WHEREAS, the PBI Entities cooperated with the Debtors’ independent managers and professional advisors in connection with the Independent Investigation, including by providing thousands of pages of requested documents and over 18 witness interviews;

WHEREAS, the Parties desire to facilitate a separation of the relationship and transactions among the Debtors, on one hand, and the PBI Entities and their non-Debtor Affiliates, on the other hand, pursuant to the terms of this Agreement;

WHEREAS, on August 8, 2024, the PBI Entities purchased from the Debtors, for a cash purchase price of $8,000,000, certain property and customer contracts that were no longer necessary to the Debtors and which customers the Debtors would no longer be able to service given the imminent winddown of their businesses;

WHEREAS, the Debtors’ independent managers, with the input of the Debtors’ professional advisors, have determined the orderly winddown of the Debtors’ businesses utilizing the tools available under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) is the most viable and value-maximizing alternative for the Debtors and have authorized each Debtor to file on or about August 8, 2024, a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) commencing chapter 11 cases (the “Chapter 11 Cases”);

WHEREAS, the PBI Entities and their Affiliates have taken a number of significant and beneficial actions to support and facilitate the orderly winddown of the Debtors’ businesses in exchange for the Debtors agreeing to provide the PBI Released Parties with a full and final release pursuant to the terms of this Agreement, including the following:  (a)(i) agreeing to significant concessions with the JPM Agent, including a reduction to, and availability of, PBI’s revolving credit facility, and (ii) agreeing to enter into an amendment to the JPM Secured Debt Facility to remove all liens and claims from the Debtors’ property associated with the JPM Secured Debt Facility; (b) agreeing to enter into a series of transactions with the Oaktree Noteholders (the “Oaktree Transactions”) whereby the Oaktree Noteholders will (i) retain a $3,300,000 secured claim in connection with entry into a secured senior takeback note between OPPS XI PTBW Holdings, L.P. and OPPS XII PTBW Holdings, L.P., each a Delaware limited partnership, and the Debtors (the “New Takeback Note”), (ii) consent to the DIP Financing (as defined below), use of cash collateral (as defined in section 363(a) of the Bankruptcy Code), and the subordination of their Claims (as defined below) against the Debtors arising under the New Takeback Note to the DIP Claim (as defined below), and (iii) support the Debtors’ Chapter 11 Cases and chapter 11 plan pursuant to the terms and conditions of the RSA (as defined below); (c)(i) effectuating the release of the Debtors as guarantors under the Unsecured Notes Indentures, and (ii) agreeing to deliver to the trustees under the Unsecured Notes Indentures notices of such election to release; (d) agreeing to the foregoing items in clauses (a) through (c) hereof, which will have the effect of releasing the Debtors from liability, with the PBI Entities retaining 100 percent of the liabilities, associated with the JPM Secured Debt Facility, the NPA Secured Debt Facility, and those certain notes due 2027 and 2029 issued under the Unsecured Notes Indentures, as applicable; and (e) agreeing to (i) provide DIP Financing to the Debtors, (ii) enter into the SSA (as defined below) to provide certain corporate and transition services to the Debtors, and (iii) support the Debtors’ Chapter 11 Cases and chapter 11 plan pursuant to the terms and conditions of the RSA, including providing a guaranteed recovery to certain holders of Claims not entitled to priority of payment and not otherwise likely to receive any recovery on account of their Claims under a chapter 11 plan or a chapter 7 liquidation;

WHEREAS, in light of the foregoing actions taken and agreed to by the PBI Entities, the Debtors have been removed from funded obligations totaling approximately $1.713 billion;

WHEREAS, the Parties have engaged in good-faith and arms-length negotiations with each other and have agreed to a settlement of the Potential Claims and to provide for other consideration, releases, and covenants on the terms and conditions set forth herein; and

WHEREAS, the Debtors have determined that the settlement and release reflected in this Agreement is in the best interests of the Debtors’ Estates (as defined below) and their respective stakeholders and creditors.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS, RULES OF CONSTRUCTION

Section 1.1  Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Article I:

“Affiliate(s)” means, with respect to any specified Entity: (a) an “affiliate,” as defined in section 101(2) of the Bankruptcy Code, of such specified Entity as if such specified Entity were a debtor in a case under the Bankruptcy Code; or (b) any other Entity that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Entity.  As used in clause (b) of the prior sentence, “control” includes (without limitation) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the specified Entity (whether through the ownership of equity, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble.

“Approved Plan” has the meaning set forth in the RSA.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claim(s)” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Debtor Released Claims” has the meaning set forth in Section 4.1 hereof.

“Debtor Releasing Parties” has the meaning set forth in Section 4.1 hereof.

“Debtors” has the meaning set forth in the preamble.

“DIP Claim” means all Claims held by a DIP Lender on account of, arising under, or relating to the DIP Financing, including the loans extended pursuant to the DIP Note and the DIP Documents.

“DIP Documents” means the DIP Note, all other loan and collateral documentation related to the DIP Financing, and any interim or final order of the Bankruptcy Court approving the DIP Financing.

“DIP Financing” means the debtor-in-possession financing proposed to be provided by PBIH to the Debtors pursuant to the DIP Note and other DIP Documents, consisting of commitments in an aggregate principal amount of up to $47 million.

“DIP Lender” means PBIH in its capacity as lender under the DIP Note.

“DIP Note” has the meaning set forth in Section 2.1(e) hereof.

“DRF” has the meaning set forth in the preamble.

“DRF Logistics” has the meaning set forth in the preamble.

“DRF Logistics Board” has the meaning set forth in the recitals.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Estate” means, as to each Debtor, the estate created in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

“Execution Date” means the earliest date on which this Agreement has been signed by all of the Parties.

“Existing NPA Secured Debt Facility” has the meaning set forth in the recitals.

“Governmental Body” means any foreign, federal, state, municipal or other government, or other department, commission, board, bureau, agency, public authority or instrumentality thereof or any other court or arbitrator.

“Independent Investigation” has the meaning set forth in the recitals.

“Intercompany Note” has the meaning set forth in the recitals.

“JPM Agent” has the meaning set forth in the recitals.

“JPM Secured Debt Facility” has the meaning set forth in the recitals.

“Letter Agreement” has the meaning set forth in the recitals.

“New Takeback Note” has the meaning set forth in the recitals.

“Oaktree Noteholders” has the meaning set forth in the recitals.

“Oaktree Transactions” has the meaning set forth in the recitals.

“Party” has the meaning set forth in the preamble.

“PBI” has the meaning set forth in the preamble.

“PBI Entities” has the meaning set forth in the preamble.

“PBI Released Parties” has the meaning set forth in Section 4.1 hereof.

“PBIH” has the meaning set forth in the preamble.

“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other Entity.

“Plan” has the meaning set forth in Section 2.1(d) hereof.

“Potential Claims” has the meaning set forth in the recitals.

“Prepetition Unsecured Claims” means all unsecured Claims held by the PBI Entities and their Affiliates against the Debtors, including any Claim arising under or on account of the Term Loan Agreement, the Intercompany Note, and the Letter Agreement.

“Representatives” means, with respect to any Person, all present and former attorneys, accountants, investment bankers, consultants, professional advisors, independent auditors, trustees, fiduciaries, agents, fund advisors, investment managers, investment advisors, sub-advisors, and sub-managers, and other professionals, and each of their respective current and former officers, directors, principals, equity holders (regardless whether such interests are held directly or indirectly), members, partners (including both general and limited partners), managers, employees, agents, and advisory board members of such Person.

“RSA” has the meaning set forth in Section 2.1(d) hereof.

“Settlement Approval Date” means the date on which the Bankruptcy Court enters an order approving this Agreement pursuant to rule 9019 of the Federal Rules of Bankruptcy Procedure (which may be the order confirming an Approved Plan).

“SSA” has the meaning set forth in Section 2.1(f) hereof.

“Term Loan Agreement” has the meaning set forth in the recitals.

“Unsecured Notes Indentures” has the meaning set forth in the recitals.

Section 1.2.   The following provisions shall be applied wherever appropriate herein:

(a)        “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b)        all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(c)        wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(d)       neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Party as the principal draftsperson hereof or thereof;

(e)        the descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement;

(f)        any references herein to a particular Article or Section means an Article or Section of this Agreement unless another agreement is specified;

(g)        all references to “$” shall mean United States Dollars; and

(h)       whenever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

ARTICLE II.
PBI ENTITIES’ OBLIGATIONS

Section 2.1  Execution Date Obligations.  At the request of the Debtors, and in exchange for consideration, releases, and covenants of the Debtors, as set forth more fully in Article III hereof, and upon occurrence of the Execution Date, the PBI Entities hereby agree to the following:

(a)       PBI shall enter into the necessary amendments and documents to effectuate the release of the Debtors from any liability, including any liens or claims, in connection with the JPM Secured Debt Facility;

(b)       PBI shall enter into the necessary amendments and documents to effectuate the Oaktree Transaction, subject to and in accordance with the terms and conditions set forth in the RSA and the New Takeback Note;

(c)       PBI shall deliver to the trustees under the Unsecured Notes Indentures the necessary notices of election to effectuate the release of the Debtors from any liability in connection with the Unsecured Notes Indentures;

(d)       PBI and PBIH shall enter into that certain Restructuring Support Agreement, dated August 8, 2024, a copy of which is attached hereto as Exhibit A (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “RSA”), and support the Chapter 11 Cases subject to and in accordance with the terms and conditions set forth in the RSA, including the proposed chapter 11 plan of liquidation attached to the RSA as Exhibit A (the “Plan”) or any Approved Plan (as that term is defined in the RSA);

(e)        PBIH shall enter into that certain Debtor In Possession Secured Multi-Draw Term Promissory Note, dated as of August 8, 2024, a copy of which is attached hereto as Exhibit B (as amended, restated, supplemented, or otherwise modified from time to time, the “DIP Note”), and, subject to entry of the Bankruptcy Court’s orders approving the DIP Financing, provide to the Debtors DIP Financing, subject to and in accordance with the terms and conditions set forth in the DIP Note and the other DIP Documents;

(f)       PBI shall enter into that certain Shared Services Agreement, dated as of August 8, 2024, a copy of which is attached hereto as Exhibit C (as amended, restated supplemented, or otherwise modified from time to time, the “SSA”), and continue to provide certain corporate and operational services that PBI and certain of its non-Debtor Affiliates have historically provided to the Debtors in connection with the orderly winddown of the Debtors’ respective businesses in the Chapter 11 Cases, subject to and in accordance with the terms and conditions set forth in the SSA and the Bankruptcy Court’s order approving the SSA; and

(g)       the PBI Entities shall resolve, reconcile, cancel, and/or extinguish, as applicable, any existing account balances between the PBI Entities and the Debtors.

Section 2.2 Settlement Approval Date Obligations.  At the request of the Debtors, and in exchange for consideration, releases, and covenants of the Debtors, as set forth more fully in Article III hereof, and upon occurrence of the Settlement Approval Date, the PBI Entities hereby agree to the following:

(a)         PBIH will consent to the treatment of its DIP Claim as set forth in the Plan or in any Approved Plan; and

(b)        the PBI Entities will consent to the treatment of their respective Prepetition Unsecured Claims as set forth in the Plan or in any Approved Plan.

ARTICLE III.
DEBTORS’ OBLIGATIONS

Section 3.1   Execution Date Obligations.  In exchange for the PBI Entities’ concessions and other consideration set forth in Article II hereof, and upon occurrence of the Execution Date, the Debtors hereby agree to the following:

(a)        the Debtors shall enter into the necessary amendments and documents to effectuate their release from any liability, including any liens or claims, in connection with the JPM Secured Debt Facility;

(b)        the Debtors shall enter into the necessary amendments and documents to effectuate the Oaktree Transaction, including, among others, the New Takeback Note, subject to and in accordance with the terms and conditions set forth in the RSA and the New Takeback Note;

(c)        the Debtors shall enter into the RSA and conduct their Chapter 11 Cases in accordance with and subject to the terms and conditions set forth in the RSA;

(d)       the Debtors shall enter into the DIP Note and perform their obligations thereunder, subject to and in accordance with the terms and conditions set forth in the DIP Note and any other DIP Documents;

(e)       the Debtors shall enter into the SSA to facilitate the orderly winddown of their businesses and to liquidate certain property and contracts on behalf of PBI in exchange for the consideration set forth in the SSA, subject to and in accordance with the terms and conditions set forth in the SSA and the Bankruptcy Court’s order approving the SSA; and

(f)        the Debtors shall resolve, reconcile, cancel, and/or extinguish, as applicable, any existing account balances between the Debtors and the PBI Entities, as applicable.

Section 3.2  Settlement Approval Date Obligations.  In exchange for the PBI Entities’ concessions and other consideration set forth in Article II hereof, and upon the occurrence of the Settlement Approval Date, the Debtors hereby agree to and shall grant to the PBI Released Parties the releases set forth in Article IV hereof (without further action by any Party or the Bankruptcy Court) and, to the extent the Plan is confirmed, the releases set forth in Section 11.6(a) of the Plan or the corresponding section(s) of any Approved Plan.

ARTICLE IV.
RELEASE

Section 4.1   Released Claims.  Except as expressly set forth herein, effective on the Settlement Approval Date, and without further action by any Party, Person, or Entity, for good and valuable consideration provided by each of the PBI Entities, including all of the concessions and consideration set forth in Article II hereof, the adequacy of which is hereby confirmed, the Debtors, the Estates, and any of their respective successors, assigns, winddown estates, liquidating agents, Estate representative(s) appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, and/or any other Persons claiming by, under or through them (collectively, the “Debtor Releasing Parties”) shall be deemed to irrevocably and unconditionally, fully, finally, and forever waive, release, acquit, and discharge the PBI Entities, their Affiliates, and each of their respective successors, assigns, and Representatives (excluding the Debtors) (collectively, the “PBI Released Parties”) from any and all Claims or causes of action (whether direct, indirect, or derivative) that any of the Debtor Releasing Parties have against them, including any and all Claims, counterclaims, cross-claims, causes of action, disputes, suits, costs, debts, liabilities, obligations, rights, remedies, defenses, dues, setoffs, recoupments, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, executions and demands whatsoever, of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, currently existing or arising in the future, based in whole or in any part on acts, omissions, transactions, or transfers occurring on or before the Settlement Approval Date, in law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, including, in each case, without limitation, any and all Claims or causes of action for contractual indemnification, contribution, equitable indemnification, reimbursement, subrogation, breach of contract and other similar rights, any and all Claims or causes of action to avoid, invalidate, or recover any transfer of any kind made by any Debtor, or any obligation of any Debtor, including under Chapter 5 of the Bankruptcy Code or other applicable non-bankruptcy law, including any state or foreign law governing fraudulent or otherwise avoidable obligations, transfers, or conveyances, any and all Claims or causes of action under or based on a theory of veil piercing, alter-ego, vicarious liability, predecessor liability, successor liability, mere continuation, domination and control, mere instrumentality, inadequate capitalization, single business enterprise or common enterprise, equitable subordination or recharacterization, and any and all Claims or causes of action which any of the Debtor Releasing Parties have, had, may have, or may claim to have against any of the PBI Released Parties (the “Debtor Released Claims”).  The Debtor Releasing Parties hereby agree and covenant not to assert or prosecute, or assist or otherwise aid any other Person or Entity in the assertion or prosecution of, any Debtor Released Claims against any or all of the PBI Released Parties.

Section 4.2 No Reliance And No Duty To Disclose.  Each of the Parties hereto represents, agrees, and acknowledges that (a) except as expressly provided in this Agreement, no other Party hereto has warranted or otherwise made any representations to it concerning any Debtor Released Claim (including any representation concerning the existence, nonexistence, validity or invalidity of any Debtor Released Claim), (b) except as expressly provided in this Agreement, it has not relied on any representations or warranties provided by any other Party, in providing the releases and covenants not to sue in this Article IV, (c) the validity and effectiveness of the foregoing releases and covenants not to sue in this Article IV do not depend in any way on any representations or warranties of any other Party which are not contained in this Agreement or the accuracy, completeness or validity thereof, (d) no Party hereto has any duty to disclose or provide any facts or documents (whether material or immaterial, known or unknown, suspected or unsuspected) to it or any other Party, including any facts or documents which, if known by any Party, might have caused such Party not to execute and deliver this Agreement, and (d) each such release and covenant not to sue shall remain in full force and effect even if any facts or documents (whether material or immaterial, known or unknown, suspected or unsuspected, foreseen or unforeseen) were not disclosed or provided (whether intentionally, unintentionally or otherwise) by any Party to any other Party, which facts or documents, if known by such Party, might have caused such Party not to execute and deliver this Agreement. Nothing contained herein is intended to impair or otherwise derogate from any of the representations, warranties or covenants expressly set forth in this Agreement.

Section 4.3  No Admission.  Nothing in this Agreement shall be construed as an admission by any of the PBI Entities of the existence of any Debtor Released Claim or of any liability with respect to any or all of such Debtor Released Claims or any other past or future act, omission, fact, matter, transaction or occurrence.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

To induce the other Parties hereto to enter into this Agreement, each Party hereto, severally and not jointly, represents and warrants (with respect to itself only) to the other Parties hereto as follows:

Section 5.1   Existence. Such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation.

Section 5.2   Powers; Authorization; Enforceable Obligations.  Subject to Bankruptcy Court approval, such Party has the corporate, partnership, limited liability company or trust power and authority to execute, deliver and perform this Agreement and has taken all necessary corporate, partnership, trust or other action to authorize the execution, delivery and performance of this Agreement. This Agreement, constitutes the legal, valid and binding obligations of it, enforceable against it in accordance with the respective terms of such agreements and documents, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally.

Section 5.3  No Conflict.  The execution, delivery and performance of this Agreement will not result in (a) a violation of or a conflict with any provision of the certificate or articles of incorporation, certificate of formation, by-laws, partnership agreement, limited liability company operating agreement, trust agreement, as applicable, or any other organizational or governing document of it, (b) to the best of its knowledge, a breach of, or a default under, any term or provision of any material contract, agreement, indebtedness, lease, encumbrance, commitment, license, franchise, permit, authorization or concession to which it is a party or by which it or any of its property is bound, or (c) a material violation by it of any law, rule or regulation or order, judgment, decree or other determination by any court or any other Governmental Body, in each case applicable to it or any of its property or to which it or any of its property is subject.

Section 5.4  Consents.  No consent, approval or authorization of or declaration, filing or registration with, any Governmental Body or any other Person is required to be made or obtained by it in connection with the execution, delivery and performance of this Agreement, except for any such consents, approvals, authorizations, declarations, filings or registration which has been obtained, provided or otherwise satisfied prior to the Execution Date.

Section 5.5   No Assignment.  Each Debtor (a) is the owner of the Debtor Released Claims to be compromised and released by it under this Agreement and (b) has not assigned, hypothecated or otherwise transferred (collaterally or otherwise) to any other Person any interest in any Debtor Released Claims to be compromised and released hereunder and to which its covenant not to sue set forth herein applies.

Section 5.6   Arm’s-Length.  This Agreement (a) is supported by valid and lawful consideration sufficient to make all aspects of this Agreement legally binding and enforceable on and after the Execution Date and (b) has been entered into in good faith, as a result of arm’s-length negotiations, and represents a fair, reasonable, proportionate, and good faith compromise and settlement.

ARTICLE VI.
MISCELLANEOUS

Section 6.1  Effectiveness.  This Agreement and the Parties’ respective obligations hereunder shall become effective and binding on all Parties on the Execution Date in accordance with the terms and conditions set forth herein.

Section 6.2 No Admissions; No Waivers of Privilege.  Nothing in this Agreement, or in any negotiations, discussions, correspondence, or other materials of any kind relating to this Agreement or relating to the negotiation of this Agreement, shall be construed as an admission by any Party with respect to any matter or any factual or legal issue of any kind, including the existence of any Debtor Released Claim or of any liability with respect to any or all of such Debtor Released Claims or any other past or future act, omission, fact matter, transaction, or occurrence.  To the extent the terms of this Agreement are not approved pursuant to Bankruptcy Court order, all Parties’ respective rights, claims, causes of action, and defenses shall be fully reserved and preserved.  All communications (whether oral or in writing) between and/or among the Parties, their counsel, and/or their respective representatives relating to, concerning, or in connection with this Agreement, or the matters covered hereby and thereby, shall be governed and protected in accordance with the Federal Rule of Evidence 408 and state law equivalents to the fullest extent permitted by law.  Nothing in this Agreement waives or shall be deemed to waive any Party’s work-product protection or right to claim the protections of any applicable privilege, including attorney-client privilege, common-interest privilege, or mediation privilege.

Section 6.3   Amendments; Waivers.  No term or provision of this Agreement may be amended, modified or waived except in a writing signed by all of the Parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

Section 6.4  Reservation of Rights.  Nothing in this Agreement is meant to prejudice any of the Parties’ claims, defenses, or rights against any Entity that is not a PBI Released Party under this Agreement, and the Parties expressly reserve any and all claims, defenses, and rights, at law and equity, that they may have against any Entity that is not a PBI Released Party without prejudice whatsoever.

Section 6.5   Successors And Assigns; Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto; all PBI Released Parties and their respective successors and permitted assigns; any chapter 11 or chapter 7 trustee of any or all of the Debtors; any successor trustee; and the Estates of any or all of the Debtors and any of their respective successors, winddown estates, liquidating agents, Estate representative(s) appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, and/or any other Persons claiming by, under or through them.  Without in any manner limiting the scope, extent, or effect of the foregoing, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto, and then only to a Person who has agreed in writing to be bound by the provisions of this Agreement in its entirety without revision. Any PBI Released Party who is not named as a Party hereto shall have the rights of an intended third-party beneficiary with respect to the provisions of this Agreement.  Except as set forth in this Section 6.5, no other Person not a Party hereto shall be deemed a third-party beneficiary of any provision of this Agreement or shall otherwise be entitled to enforce any provision hereof.

Section 6.6    Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. The Parties agree that this Agreement will be considered signed by a Party when the signature of such Party is delivered to the other Parties by electronic mail transmission in portable document format (pdf). Such electronic mail signature shall be treated in all respects as having the same effect as an original signature.

Section 6.7   Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

Section 6.8   Notices.  All notices, requests, and other communications hereunder must be in writing and shall be deemed effective upon actual receipt if delivered personally; upon delivery if delivered via e-mail; on the date receipt is acknowledged or refused if mailed by certified mail, postage prepaid, return receipt requested; on the next business day if by overnight delivery by a nationally recognized, reputable, overnight courier; and in any case shall be addressed to the parties at the following addresses or facsimile numbers:

(a)	if to the Debtors, to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Ray Schrock; Ronit Berkovich
E-mail: ray.schrock@weil.com; ronit.berkovich@weil.com;
lauren.tauro@weil.com; alex.cohen@weil.com

(b)	if to the PBI Entities, to:

Vinson & Elkins LLP
1114 Avenue of the Americas, 32nd Floor
New York, New York 10036
Attn: David Meyer; George Howard; Steven Zundell
Email: dmeyer@velaw.com; ghoward@velaw.com; szundell@velaw.com

Section 6.9  Entire Agreement.  This Agreement, including all the exhibits hereto, contains the entire understanding of the Parties with respect to the matters set forth herein and supersede all prior agreements, covenants, arrangements, communications, representations or warranties made with respect to such matters, whether oral or written, by the Parties hereto or by any officer, employee or representative of any Party.

Section 6.10 Parties’ Use Of Legal Counsel And Construction Of Agreement.  Each of the Parties represents to each other Party hereto that it has discussed this Agreement with its counsel. This Agreement has been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement nor any alleged ambiguity shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement, or based on any other rule of strict construction. Each of the Parties hereto represents and declares that such Party has carefully read this Agreement, and that such Party knows the contents hereof and signs the same freely and voluntarily. The Parties hereby acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

Section 6.11  Severability.  The terms and provisions of this Agreement, the RSA, the SSA, and the DIP Note are an integrated, essential and non-severable part of this Agreement.  If any term or provision of this Agreement, the RSA, the SSA, or the DIP Note shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement, the RSA, the SSA, and the DIP Note, as applicable, shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the Parties.

Section 6.12 Specific Performance.  Each of the Parties hereto acknowledges and agrees that the other Parties hereto and all PBI Released Parties hereunder would be irreparably damaged in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that there is no adequate remedy at law with respect to any such breach. Accordingly, each of the Parties and their respective successors and permitted assigns agrees that the other Parties, all PBI Released Parties hereunder or their respective successors and permitted assigns shall, in addition to any other remedy to which they may be entitled, at law or in equity, be entitled to injunctive or other relief, including an order of the Bankruptcy Court or other court of competent jurisdiction, to prevent breaches or alleged or threatened breaches of the provisions of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof.

Section 6.13 Termination. The PBI Entities may terminate this Agreement upon the Debtors’ failure to comply with any of their respective obligations hereunder, including, for the avoidance of doubt, granting the releases of the PBI Released Parties as set forth herein and obtaining approval of this Agreement by the Bankruptcy Court by November 15, 2024. Upon such termination, all of the PBI Entities’ obligations hereunder shall be void ab initio, and the PBI Entities shall be entitled to seek any and all damages against the Debtors to which they may be entitled at law or in equity.

Section 6.14 Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, to the extent possible, shall be brought in the Bankruptcy Court and, by execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the exclusive jurisdiction of the Bankruptcy Court with respect to any such action, suit or proceeding, agrees that it shall bring any action, suit or proceeding relating to this Agreement in the Bankruptcy Court, and consents to the entry of final orders and judgments in any such action, suit, or proceeding by the Bankruptcy Court.

Section 6.15  WAIVER OF RIGHT TO JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

DEBTORS DRF LOGISTICS, LLC

By:
Name: [●]
Title: [●]

DRF, LLC

By:
Name: [●]
Title: [●]

[Signature Page to Settlement and Release Agreement]

PITNEY BOWES INC.
By:
Name: [●]
Title: [●]

PITNEY BOWES INTERNATIONAL HOLDINGS, INC.

By:
Name: [●]
Title: [●]

[Signature Page to Settlement and Release Agreement]

EXHIBIT A

Restructuring Support Agreement

EXHIBIT B

DIP Note

EXHIBIT C

Shared Services Agreement